                                                                    EXHIBIT 23.6

                         CONSENT OF INDEPENDENT AUDITOR

The Members
JEFFERIES PARTNERS OPPORTUNITY FUND II, LLC:

    We consent to the incorporation by reference in the registration statement on form S-3 of Leucadia National Corporation of our report dated January 26, 2004, except as to Note 8 of the notes to the financial statements, which is as of February 13, 2004, relating to the statements of financial condition of Jefferies Partners Opportunity Fund II, LLC as of December 31, 2003 and 2002 and the related statements of earnings, changes in members' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Leucadia National Corporation and to the reference to our firm under the heading 'Experts' in the prospectus.

                                          /s/ KPMG LLP


Los Angeles, California
November 3, 2004